Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to DeGolyer and MacNaughton, and to the incorporation of the information contained in our “Appraisal Report as of December 31, 2008 on Certain Properties owned by ATP Oil & Gas Corporation” (our Report), in the Registration Statement on Form S-3 of ATP Oil & Gas Corporation (the Company), in any amendments thereto filed by the Company, and in the prospectus to which the Registration Statement relates.

/s/ DeGolyer and MacNaughton

DeGolyer and MacNaughton

May 26, 2009